Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-144281) pertaining to the 1999 Stock Plan and the 2007 Equity Incentive Plan of comScore, Inc.;
(2) Registration Statement (Form S-8 No. 333-155355) pertaining to the 2007 Equity Incentive Plan of comScore, Inc.; and
(3) Registration Statement (Form S-8 No. 333-159126) pertaining to the 2007 Equity Incentive Plan of comScore, Inc.
of our report dated March 12, 2010, with respect to the consolidated financial statements of comScore, Inc. and our report dated March 12, 2010, with respect to the effectiveness of internal control over financial reporting of comScore, Inc., included in this Annual Report (Form 10-K) of comScore, Inc. for the year ended December 31, 2009.
/s/ Ernst & Young LLP
McLean, Virginia
March 12, 2010